EXHIBIT (10-3)
The Procter & Gamble Performance Stock Program Summary

PERFORMANCE STOCK PROGRAM SUMMARY

The Performance Stock Program (“PSP”) is a part of The Procter & Gamble Company’s (the “Company”) long-term incentive compensation and is designed to provide additional focus on key Company measures for top executives with senior management responsibility for total Company results. Awards granted under the PSP (“PSP Awards”) are made pursuant to authority delegated to the Compensation & Leadership Development Committee (the “C&LD Committee”) by the Board of Directors for determining compensation for the Company’s principal officers and for making awards under the Procter & Gamble 2014 Stock and Incentive Compensation Plan (the “2014 Plan”) or any successor stock plan approved in accordance with applicable listing standards. PSP Awards are Performance-Based Compensation (as defined in Article 15 of the 2014 Plan).

I.    ELIGIBILITY

The Chairman of the Board and Chief Executive Officer and those principal officers at Band 7 or above recommended by management and approved by the C&LD Committee are eligible to participate (“Participants”).

II.    OVERVIEW

The majority of the Band 7 and above compensation is delivered through two long-term incentive programs tied to Company performance: PSP and the Key Manager Stock Grant.
The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term compensation of comparable positions in the Peer Group, regressed for revenue size. The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO and including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below the benchmarked target. The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. Approximately half of each NEO’s long-term compensation is allocated to PSP via an Initial PSU Grant (as defined below). The remaining portion is a Key Manager Stock Grant.

PSP rewards Participants for Company performance against certain three-year performance goals in categories established by the C&LD Committee. The C&LD Committee sets these performance goals for each three-year period that begins on July 1 and ends on June 30 three years later (“Performance Period”). In the first year of each Performance Period, the C&LD Committee grants Performance Stock Units (“PSUs”) to Participants that will vest at the end of the Performance Period based on the Company’s performance relative to the pre-established performance goals (“Initial PSU Grant”). The number of PSUs that vest at the end of the Performance Period depends on the Company’s performance against the pre-established performance goals. Vested PSUs are converted into shares of the Company’s common stock (“Common Stock”) delivered to the applicable Participant within 60 days following the end of the Performance Period, or such later date as may be elected by the Participant in accordance with Section 409A of the Internal Revenue Code (“Section 409A”).

III.	PERFORMANCE CATEGORIES

The PSP Award is based on the Company’s performance in each of the following categories (each a “Performance Category”):

•	Organic sales growth (percentile rank in peer group);

•	Before-tax operating profit growth;

•	Core earnings per share (EPS) growth;

•	Adjusted free cash flow productivity.

Within the first 90 days of each Performance Period, the C&LD Committee sets three-year performance goals (“Performance Goals”) for each Performance Category for such Performance Period and establishes a sliding scale to measure the Company’s performance against each Performance Goal in each Performance Category. The C&LD Committee uses the sliding scale to establish a payout factor between 0% and 200% for each Performance Category ( a “Sales Factor”, “Profit Factor”, “EPS Factor” and “Cash Flow Factor”, collectively, “Performance Factors”).

In all cases, the C&LD Committee retains the discretion to include or exclude certain of the Performance Categories for purposes of determining the PSP Award. The C&LD Committee may reduce or eliminate any payment if it determines that such payout is inconsistent with long-term shareholders’ interests.

PSP awards will have the following terms unless otherwise approved by the C&LD Committee:

IV.    THE INITIAL PSU GRANT

The C&LD Committee has the sole discretion to establish the target award (“PSP Target”) for each Participant. The PSP Target will be a cash amount and will be the basis for the Initial PSU Grant. The C&LD Committee will make the Initial PSU Grant on the last business date in February (“Grant Date”) following the beginning of each Performance Period. If the New York Stock Exchange is closed on the day of the grant, then the C&LD will establish a grant date as soon as practical subsequent to the date previously specified for such award. The Initial PSU Grant will set forth a target and maximum number of PSUs. The Initial PSU Grant target will be determined by dividing the PSP Target by the closing price (“Grant Price”) of the Company’s Common Stock on the New York Stock Exchange as of the close of business on the Grant Date, rounding to the nearest whole unit.

The Initial PSU Grant maximum will be two times the Initial PSU Grant target.

V.     PSU VESTING AND PAYMENT

After the Performance Period is complete, the C&LD Committee will establish the Payout Factors for each of the Performance Categories based on the Company’s results versus the pre-established Performance Goals. The number of PSUs that vest will be determined by multiplying the average of the Performance Factors by the number of PSUs in the Initial PSU Grant target, rounding up to the nearest whole number. The number of PSUs that vest may be equal to, above or below the Initial PSU Grant target depending on the Company’s performance in the Performance Categories, but in no event more than the Initial PSU Grant maximum. Vested PSUs are converted into shares of Common Stock delivered to the applicable Participant within 60 days following the end of the Performance Period, or such later date as may be elected by the Participant in accordance with Section 409A.

The Participant may elect to defer delivery of the Common Stock by electing to receive Restricted Stock Units. PSP RSUs will have the following terms unless otherwise approved by the Committee at grant:

VESTING AND SETTLEMENT : PSP RSUs will be vested on the grant date with a settlement date at least one year following the original PSU delivery date (as elected by the Participant), are not eligible for dividend equivalents, and can be further deferred in accordance with Section 409A. These RSUs will be paid on their Original Settlement Date or the Agreed Settlement Date, except in the case of death. In the case of death (except in France and the UK), payment will be made by the later of the end of the calendar year or two and a half months following the date of death. For awards granted in France or the UK, the consequences of death are determined by the local plan supplement, if applicable.

VI.     SEPARATION FROM THE COMPANY (Defined terms shall have the meaning designated in the 2014 Plan or related award documents)

If the Participant’s Termination of Employment occurs for any reason before the Vest Date, except for the reasons listed below, the Award will be forfeited. Participants must remain in compliance with the terms and conditions set forth in the 2014 Plan, including those in Article 6.

•
Termination on Account of Death (except in France and the UK). The Award will be fully vested and payment will be made by the later of the end of the calendar year or two and a half months following the date of death.

•	Termination on Account of Death for awards granted in France or the UK. The consequences of death are determined by the local plan supplement, if applicable.

•	Termination on Account of Retirement or Disability after June 30th of the fiscal year in which this Award was granted. PSUs are retained and will be delivered on the Settlement Date.

•
Termination pursuant to a Written Separation Agreement that provides for retention of the Award, after June 30th of the fiscal year in which this Award was granted. PSUs are retained and will be delivered on the Settlement Date.

•
Termination in connection with a divestiture or separation of any of the Company’s businesses, as determined by the Company’s Chief Human Resources Officer. PSUs are retained and will be delivered on the Settlement Date.

VII.    CHANGE IN CONTROL

Notwithstanding the foregoing, if there is a Change in Control that meets the requirements of a change in control event under Section 409A, all outstanding PSP Awards will vest at 100% of the Initial PSU Grant target (or 100% of the PSP Target if the Change in Control occurs prior to the Initial PSU Grant) and shall be paid in shares of Common Stock at the time of such Change in Control. If there is a Change in Control event that does not meet the requirements of a change in control event under Section 409A, all outstanding PSP Awards will be settled according to the terms and conditions set forth herein, without the application Article 17 of the 2014 Plan. “Change in Control” shall have the same meaning as defined in the 2014 Plan or any successor stock plan approved in accordance with applicable listing standards.

VIII.    GENERAL TERMS AND CONDITIONS

It shall be understood that the PSP does not give to any officer or employee any contract rights, express or implied, against any Company for any PSP Award, or for compensation in addition to the salary paid to him or her, or any right to question the action of the Board of Directors or the C&LD Committee.

Each PSP Award made to an individual at Band 7 and above is subject to the Senior Executive Recoupment Policy adopted by the C&LD Committee in December 2006.

To the extent applicable, it is intended that the PSP comply with the provisions of Section 409A. The PSP will be administered and interpreted in a manner consistent with this intent. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the PSP to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant under the PSP may not be reduced by, or offset against, any amount owing by a Participant to the Company.

This program document may be amended at any time by the C&LD Committee.